Exhibit 10.4
CARDINAL HEALTH, INC.
NONQUALIFIED STOCK OPTION AGREEMENT
This Nonqualified Stock Option Agreement (this “Agreement”) is entered into in Franklin County, Ohio. On [date of grant] (the “Grant Date”), Cardinal Health, Inc., an Ohio corporation (the “Company”), has awarded to [employee name] (“Awardee”), a Nonqualified Stock Option (the “Option”) to purchase [# of shares] common shares, without par value, of the Company (the “Shares”) for an exercise price of [$X.XX] per share. The Option has been granted under the Cardinal Health, Inc. 2021 Long-Term Incentive Plan (the “Plan”) and will include and be subject to all provisions of the Plan, all of which are incorporated in this Agreement by reference, and will be subject to the provisions of this Agreement. Capitalized terms used in this Agreement which are not specifically defined will have the meanings ascribed to such terms in the Plan. [CLIFF ALTERNATIVE: This Option vests and becomes exercisable on the [ ] anniversary of the Grant Date (the “Vesting Date”), subject to the provisions of this Agreement, including those relating to Awardee’s continued employment with the Company and its Affiliates (collectively, the “Cardinal Group”).] [INSTALLMENT ALTERNATIVE: This Option vests and becomes exercisable in [ ] installments, which will be as nearly equal as possible, on the [ ] anniversaries of the Grant Date (each a “Vesting Date” with respect to the portion of the Option scheduled to vest on such date), subject in each case to the provisions of this Agreement, including those relating to Awardee’s continued employment with the Company and its Affiliates (collectively, the “Cardinal Group”).] This Option will expire on [date of expiration] (the “Grant Expiration Date”), subject to Section 3 hereof.

1.Method of Exercise and Payment of Price.
(a)Method of Exercise. At any time when all or a portion of the Option is exercisable under the Plan and this Agreement, some or all of the exercisable portion of the Option may be exercised from time to time by written notice to the Company, or such other method of exercise as may be specified by the Company, including without limitation, exercise by electronic means on the web site of the Company’s third-party equity plan administrator, which will:
(i)state the number of whole Shares with respect to which the Option is being exercised; and
(ii)if the Option is being exercised by anyone other than Awardee, if not already provided, be accompanied by proof satisfactory to counsel for the Company of the right of such person or persons to exercise the Option under the Plan and all applicable laws and regulations.
(b)Payment of Price. The full exercise price for the portion of the Option being exercised shall be paid to the Company as provided below:
(i)in cash;
(ii)by check acceptable to the Company or wire transfer (denominated in U.S. Dollars);
(iii)subject to any conditions or limitations established by the Administrator, other Shares owned by Awardee that have a Fair Market Value on the date of surrender equal to or greater than the aggregate exercise price of the Shares as to which said Option is exercised (it being agreed that the excess of the Fair Market Value over the aggregate exercise price will be refunded to Awardee);

(iv)if permitted by the Administrator, consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator;
(v)if permitted by the Administrator, and subject to any conditions or limitations established by the Administrator, the Company’s withholding Shares otherwise issuable upon exercise of the Option pursuant to a “net exercise” arrangement; or
(vi)any combination of the foregoing methods of payment.
2.Transferability. The Option is transferable (a) at Awardee’s death, by Awardee by will or pursuant to the laws of descent and distribution, and (b) by Awardee during Awardee’s lifetime, without payment of consideration, to (i) the spouse, former spouse, parents, stepparents, grandparents, parents-in-law, siblings, siblings-in-law, children, stepchildren, children-in-law, grandchildren, nieces or nephews of Awardee, or any other persons sharing Awardee’s household (other than tenants or employees) (collectively, “Family Members”) or (ii) a trust, partnership or other entity controlled by Awardee or Awardee’s Family Members and in which Awardee or Awardee’s Family Members have 100% of the pecuniary interest; provided, however, that subsequent transfers of the transferred Option are prohibited, except (X) if the transferee is an individual, at the transferee’s death by the transferee by will or pursuant to the laws of descent and distribution, and (Y) without payment of consideration to the individuals or entities listed in Paragraphs (b)(i) or (ii) above, with respect to the original Awardee. The Administrator may, in its discretion, permit transfers to other persons and entities as permitted by the Plan. Neither a transfer under a domestic relations order in settlement of marital property rights nor a transfer to an entity in which more than 50% of the voting interests are owned by Awardee or Family Members in exchange for an interest in that entity will be a transfer for consideration. Within 10 days of any transfer, Awardee shall notify the Company in writing of the transfer. Following transfer, the Option continues to be subject to the same terms and conditions as were applicable immediately prior to transfer and, except as otherwise provided in the Plan or this Agreement, references to the original Awardee are deemed to refer to the transferee. The events of a Termination of Employment of Awardee provided in Paragraph 3 continue to be applied with respect to the original Awardee, following which the Option is exercisable by the transferee only to the extent, and for the periods, specified in Paragraph 3. The Company has no obligation to notify any transferee of Awardee’s Termination of Employment with the Cardinal Group for any reason. The conduct prohibited of Awardee in Paragraph 5 continues to be prohibited of Awardee following transfer to the same extent as immediately prior to transfer and the Option (or its economic value, as applicable) is subject to forfeiture by the transferee and recoupment from Awardee to the same extent as would have been the case of Awardee had the Option not been transferred. Awardee remains subject to the recoupment provisions of Paragraphs 5 and 15 of this Agreement and tax withholding provisions of Section 31 of the Plan following transfer of the Option.
3.Termination of Employment.
(a)Termination of Employment by Reason of Death or Disability. If a Termination of Employment by reason of death occurs after the Grant Date or a Termination of Employment by reason of Disability occurs at least 6 months after the Grant Date, then any outstanding unvested portion of the Option vests upon and becomes exercisable in full from and after such Termination of Employment. The entire Option (including previously vested but unexercised portions) may thereafter be exercised by Awardee, any transferee of Awardee, if applicable, or by the legal representative of the estate or by the legatee of Awardee under the will of Awardee from the date of such Termination of Employment until the Grant Expiration Date.

(b)Termination of Employment by Reason of Retirement. If a Termination of Employment by reason of Retirement occurs at least six months after the Grant Date, then a Ratable Portion of each unvested installment of the outstanding Option immediately vests and becomes exercisable. Such “Ratable Portion,” with respect to the applicable installment, is an amount (rounded down to the nearest whole Share) equal to such installment of the Option scheduled to vest on a future Vesting Date multiplied by a fraction, the numerator of which is the number of days from the Grant Date through the date of the Termination of Employment, and the denominator of which is the number of days from the Grant Date through such Vesting Date. The Option, to the extent vested, may be exercised by Awardee (or any transferee, if applicable) until the Grant Expiration Date. If Awardee dies after Retirement, but before the Grant Expiration Date, the Option, to the extent vested, may be exercised by any transferee of the Option, if applicable, or by the legal representative of the estate or by the legatee of Awardee under the will of Awardee from and after such death until the Grant Expiration Date.1
(c)Involuntary Termination of Employment with Separation Agreement. If (i) Paragraph 3(b) is not applicable, but Awardee has attained either (A) age 53 and at least eight years of continuous service with the Cardinal Group, or (B) age 59 and at least four years of continuous service with the Cardinal Group, in each case including service with an Affiliate of the Company prior to the time that such Affiliate became an Affiliate of the Company, (ii) a Termination of Employment by the Cardinal Group (other than a Termination for Cause) occurs at least six months after the Grant Date, and (iii) no later than 45 days after the Termination of Employment, Awardee enters into a written separation agreement and general release of claims with the Cardinal Group (in such form as may reasonably be presented by the Cardinal Group) (a “Separation Agreement”), and Awardee does not timely revoke such Separation Agreement, then a Ratable Portion of each unvested installment of the outstanding Option immediately vests and becomes exercisable. The Option, to the extent vested, may be exercised by Awardee (or any transferee, if applicable) until the Grant Expiration Date. If Awardee dies after such Termination of Employment, but before the Grant Expiration Date, the Option, to the extent vested, may be exercised by any transferee of the Option, if applicable, or by the legal representative of the estate or by the legatee of Awardee under the will of Awardee from and after such death until the Grant Expiration Date.
(d)Change of Control. In the event of a Change of Control prior to the Participant’s Termination of Employment, any outstanding unvested portion of the Option vests in full, except to the extent a Replacement Award is provided to the Participant in accordance with Section 16(b) of the Plan.
(e)Other Termination of Employment. Except as set forth in Paragraphs 3(a), (b) and (c) , if a Termination of Employment occurs, any unexercised portion of the Option that has not vested on such date of Termination of Employment is automatically immediately forfeited. Unless a longer period is applicable as specified in Section 16(b)(iv) of the Plan or Paragraphs 3(a) through (c), Awardee (or any transferee, if applicable) has 90 days from the date of Termination of Employment or until the Grant Expiration Date, whichever period is shorter, to exercise any portion of the Option that is vested and exercisable on the date of Termination of Employment; provided, however, that if the Termination of Employment was a Termination for Cause, as determined by the Administrator, the Option may be immediately canceled by the Administrator (whether then held by Awardee or any transferee).
4.Restrictions on Exercise. The Option is subject to all restrictions in this Agreement and in the Plan. As a condition of any exercise of the Option, the Company may require Awardee or his or her transferee or successor to make any representation and warranty to comply with any applicable law or
1 This provision is an alternative that may not be included in every award agreement.

regulation or to confirm any factual matters (including Awardee’s compliance with the terms of Paragraph 5 or any employment or severance agreement between the Cardinal Group and Awardee) reasonably requested by the Company. The Option is not exercisable if such exercise would involve a violation of any Applicable Law.
5.Special Forfeiture and Repayment Rules. This Agreement contains special forfeiture and repayment rules intended to encourage conduct that protects the Cardinal Group’s legitimate business assets and discourage conduct that threatens or harms those assets. The Company does not intend to have the benefits of this Agreement reward or subsidize conduct detrimental to the Company, and therefore will require the forfeiture of the benefits offered under this Agreement and the repayment of gains obtained from this Agreement, according to the rules specified below. Activities that trigger the forfeiture and repayment rules are divided into two categories: Misconduct and Competitor Conduct.
(a)Misconduct. During employment with the Cardinal Group and for three years after the Termination of Employment for any reason, Awardee agrees not to engage in Misconduct. If Awardee engages in Misconduct during employment or with respect to clauses (A), (D), (E), (F) and (G), within three years after the Termination of Employment for any reason, then
(i)Awardee immediately forfeits the Option (or any part of the Option that has not been exercised) which automatically terminates, and
(ii)Awardee shall, within 30 days following written notice from the Company, pay to the Company in cash an amount equal to (A) the gross gain to Awardee or any transferee from each and every exercise of the Option at any time within three years prior to the date the Misconduct first occurred less (B) $1.00. The gross gain is calculated by subtracting the exercise price paid for the Shares from the Fair Market Value of the Shares on the exercise date.
As used in this Agreement, “Misconduct” means
(A)disclosing or using any of the Cardinal Group's confidential information (as defined by the applicable Cardinal Group policies and agreements) without proper authorization from the Cardinal Group or in any capacity other than as necessary for the performance of Awardee's assigned duties for the Cardinal Group;
(B)violation of the Standards of Business Conduct or any successor code of conduct or other applicable Cardinal Group policies, including but not limited to conduct which would constitute a breach of any representation or certificate of compliance signed by Awardee;
(C)fraud, gross negligence or willful misconduct by Awardee, including but not limited to fraud, gross negligence or willful misconduct causing or contributing to a material error resulting in a restatement of the financial statements of any member of the Cardinal Group;
(D)directly or indirectly soliciting or recruiting for employment or contract work on behalf of a person or entity other than a member of the Cardinal Group, any person who is an employee, representative, officer or director in the Cardinal Group or who held one or more of those positions at any time within the 12 months prior to Awardee’s Termination of Employment;
(E)directly or indirectly inducing, encouraging or causing an employee of the Cardinal Group to terminate his/her employment or a contract worker to terminate his/her contract with a member of the Cardinal Group;

(F)any action by Awardee and/or his or her representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the Cardinal Group and any of its customers, prospective customers, vendors, suppliers or employees known to Awardee; or
(G)breaching any provision of any employment or severance agreement with a member of the Cardinal Group.
Nothing in this Agreement will prevent Awardee from testifying truthfully as required by law, prohibit or prevent Awardee from filing a charge with or participating, testifying or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state or local government agency (e.g., Equal Employment Opportunity Commission, National Labor Relations Board, Securities and Exchange Commission, etc.), or prevent Awardee from disclosing Cardinal Group’s confidential information in confidence to a federal, state or local government official for the purpose of reporting or investigating a suspected violation of law.
(b)Competitor Conduct. If Awardee engages in Competitor Conduct during employment or within one year after the Termination of Employment for any reason, then
(i)Awardee immediately forfeits the Option (or any part of the Option that has not been exercised) which automatically terminates, and
(ii)Awardee shall, within 30 days following written notice from the Company, pay to the Company in cash an amount equal to (A) the gross gain to Awardee or any transferee from each and every exercise of the Option at any time since the earlier of one year prior to the date the Competitor Conduct first occurred and one year prior to the Termination of Employment, if applicable, less (B) $1.00. The gross gain is calculated by subtracting the exercise price paid for the Shares from the Fair Market Value of the Shares on the exercise date.
As used in this Agreement, “Competitor Conduct” means accepting employment with, or directly or indirectly providing services to, a Competitor in the United States. If Awardee has a Termination of Employment and Awardee’s responsibilities to the Cardinal Group were limited to a specific territory or territories within or outside the United States during the 24 months prior to the Termination of Employment, then Competitor Conduct will be limited to that specific territory or territories. A “Competitor” means any person or business that competes with the products or services provided by a member of the Cardinal Group for which Awardee had business responsibilities within 24 months prior to Termination of Employment or about which Awardee obtained confidential information (as defined by the applicable Cardinal Group policies or agreements).
(c)General.
(i)Nothing in this Paragraph 5 constitutes or is to be construed as a “noncompete” covenant or other restraint on employment or trade. The provisions of this Paragraph 5 do not prevent, nor are they intended to prevent, Awardee from seeking or accepting employment or other work outside the Cardinal Group. The execution of this Agreement is voluntary. Awardee is free to choose to comply with the terms of this Agreement and receive the benefits offered or else reject this Agreement with no adverse consequences to Awardee’s employment with the Cardinal Group.

(ii)Awardee agrees to provide the Company with at least 10 days’ written notice prior to accepting employment with or providing services to a Competitor prior to one year after Termination of Employment.
(iii)Awardee acknowledges receiving sufficient consideration for the requirements of this Paragraph 5, including Awardee’s receipt of the Option. Awardee further acknowledges that the Company would not provide the Option to Awardee without Awardee's promise to abide by the terms of this Paragraph 5. The parties also acknowledge that the provisions contained in this Paragraph 5 are ancillary to, or part of, an otherwise enforceable agreement at the time this Agreement is made.
(iv)Awardee may be released from the obligations of this Paragraph 5 if and only if the Administrator determines, in writing and in the Administrator's sole discretion, that a release is in the best interests of the Company.
6.Right of Set-Off. By accepting the Option, Awardee consents to a deduction from, and set-off against, any amounts owed to Awardee that are not treated as “non-qualified deferred compensation” under Section 409A of the Code by any member of the Cardinal Group from time to time (including, but not limited to, amounts owed to Awardee as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Cardinal Group by Awardee under this Agreement.
7.Withholding Tax.
(a)Generally. Awardee is liable and responsible for all taxes owed in connection with the exercise of the Option, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Option. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the exercise of the Option. The Company does not commit and is under no obligation to structure the Option or the exercise of the Option to reduce or eliminate Awardee's tax liability.
(b)Payment of Withholding Taxes. Concurrently with the payment of the exercise price pursuant to Paragraph 1, Awardee is required to arrange for the satisfaction of the minimum amount of any domestic or foreign tax withholding obligation, whether national, federal, state, or local, including any employment tax obligation (the “Tax Withholding Obligation”) in a manner acceptable to the Company. Any manner provided for in Paragraph 1(b) is an acceptable manner to satisfy the Tax Withholding Obligation unless otherwise determined by the Administrator.
8.Governing Law/Venue for Dispute Resolution/Costs and Legal Fees. This Agreement is governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superseded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Ohio bear a substantial relationship to the parties and/or this Agreement and that the Option and benefits granted in this Agreement would not be granted without the governance of this Agreement by the laws of the State of Ohio. In addition, all legal actions or proceedings relating to this Agreement must be brought exclusively in state or federal courts located in Franklin County, Ohio and the parties executing this Agreement hereby consent to the personal jurisdiction of such courts. Awardee acknowledges that the covenants contained in Paragraph 5 are reasonable in nature, are fundamental for the protection of the Company’s legitimate business and proprietary interests, and do not adversely affect Awardee’s ability to earn a living. If it becomes necessary for the Company to institute legal proceedings under this Agreement, Awardee is responsible to the Company for all costs and reasonable legal fees incurred by the Company in connection with the proceedings. Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable or to disqualify the Award under any Applicable Law should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by the provision, without invalidating or rendering unenforceable the remaining provisions of this Agreement.
9.Defend Trade Secrets Act Notice. Under the U.S. Defend Trade Secrets Act of 2016, Awardee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; (b) is made to Awardee’s attorney in relation to a lawsuit for retaliation against Awardee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
10.Action by the Administrator. The parties agree that the interpretation of this Agreement rests exclusively and completely within the sole discretion of the Administrator. The parties agree to be bound by the decisions of the Administrator regarding the interpretation of this Agreement and regarding all matters set forth in this Agreement. In fulfilling its responsibilities, the Administrator may rely upon documents, written statements of the parties, financial reports or other material as the Administrator deems appropriate. The parties agree that there is no right to be heard or to appear before the Administrator and that any decision of the Administrator relating to this Agreement, including without limitation whether conduct constitutes Misconduct or Competitor Conduct, is final and binding. The Administrator may delegate its functions under this Agreement to an officer of the Cardinal Group designated by the Administrator, to the extent permitted under the Plan.
11.Prompt Acceptance of Agreement. The Option grant evidenced by this Agreement will, at the discretion of the Administrator, be forfeited if this Agreement is not manually executed and returned to the Company, or electronically executed by Awardee by indicating Awardee’s acceptance of this Agreement in accordance with the acceptance procedures set forth on the Company’s third-party equity plan administrator’s web site, within 90 days of the Grant Date.
12.Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Option grant under and participation in the Plan or future options that may be granted under the Plan by electronic means or to request Awardee’s consent to participate in the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of option grants and the execution of option agreements through electronic signature.
13.Notices. All notices, requests, consents, and other communications required or provided under this Agreement to be delivered by Awardee to the Company will be in writing and will be deemed sufficient if delivered by hand, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:

        Cardinal Health, Inc.
        7000 Cardinal Place
        Dublin, Ohio 43017
        Attention: Corporate Secretary

All notices, requests, consents, and other communications required or provided under this Agreement to be delivered by the Company to Awardee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to Awardee.
14.Employment Agreement, Offer Letter or Other Arrangement. To the extent a written employment agreement, offer letter or other arrangement (“Employment Arrangement”) that was approved by the Human Resources and Compensation Committee or the Board of Directors or that was approved in writing by an officer of the Company pursuant to delegated authority of the Human Resources and Compensation Committee provides for greater benefits to Awardee with respect to (a) vesting of the Option on Termination of Employment by reason of specified events or (b) exercisability of the Option following Termination of Employment, than provided in this Agreement or in the Plan, then the terms of such Employment Arrangement with respect to vesting of the Option on Termination of Employment by reason of such specified events or exercisability of the Option following Termination of Employment supersede the terms of this Agreement to the extent permitted by the terms of the Plan.
15.Recoupment. This Agreement will be administered in compliance with Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded. In its discretion, moreover, the Administrator may require repayment to the Company of all or any portion of this Award if the amount of the Award was calculated based upon the achievement of financial results that were subsequently the subject of a restatement of the Company’s financial statements, Awardee engaged in misconduct that caused or contributed to the need for the restatement of the financial statements, and the amount payable to Awardee would have been lower than the amount actually paid to Awardee had the financial results been properly reported. This Paragraph 15 is not the Company’s exclusive remedy with respect to such matters. Except as otherwise required by Applicable Law, this Paragraph 15 will not apply after a Change of Control.
16.Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment will impair the rights of Awardee with respect to an outstanding Award unless agreed to by Awardee and the Company, which agreement must be in writing and signed by Awardee and the Company. Other than following a Change of Control, no such agreement is required if the Administrator determines in its sole discretion that such amendment either (a) is required or advisable in order for the Company, the Plan or the Option to satisfy any Applicable Law or to meet the requirements of any accounting standard or (b) is not reasonably likely to significantly diminish the benefits provided under the Option, or that any such diminishment has been adequately compensated, including pursuant to Section 16(c) of the Plan.
17.Adjustments. The number of Shares issuable subject to the Option and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 16 of the Plan.
18.No Right to Future Awards or Employment. The grant of the Option under this Agreement to Awardee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the Option and any related payments made to Awardee will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by Applicable Law. Nothing contained in this Agreement confers upon Awardee any right with respect to continuance of employment or other service with the Company or any Affiliate, nor interferes in any way with any right the Company or any Affiliate would otherwise have to terminate Awardee’s employment or other service at any time.
19.Successors and Assigns. Without limiting Paragraph 2, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Awardee, and the successors and assigns of the Company.

CARDINAL HEALTH, INC.

By:
Its:

ACCEPTANCE OF AGREEMENT
Awardee hereby: (a) acknowledges that he or she has received a copy of the Plan, a copy of the Company’s most recent annual report to shareholders and other communications routinely distributed to the Company’s shareholders, and a copy of the Plan Description pertaining to the Plan; (b) accepts this Agreement and the Option granted to him or her under this Agreement subject to all provisions of the Plan and this Agreement, including the provisions in the Agreement regarding “Special Forfeiture and Repayment Rules” set forth in Paragraph 5 and “Recoupment” set forth in Paragraph 15; (c) represents that he or she understands that the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if he or she manually signed the Agreement; and (d) agrees that no transfer of the Shares delivered in respect of the Option may be made unless the Shares have been duly registered under all applicable Federal and state securities laws pursuant to a then-effective registration which contemplates the proposed transfer or unless the Company has received a written opinion of, or satisfactory to, its legal counsel that the proposed transfer is exempt from such registration.

Awardee's Signature
Date